EXHIBIT 21

                           LIST OF SUBSIDIARIES

   1. Berry Iowa Corporation, a Delaware corporation

   2. Berry Tri-Plas Corporation, a Delaware corporation

   3. Berry Sterling Corporation, a Delaware corporation

   4. AeroCon, Inc., a Delaware corporation

   5. PackerWare Corporation, a Kansas corporation

   6. Berry Plastics Design Corporation, a Delaware corporation

   7. Venture Packaging, Inc., a Delaware corporation

   8. Venture Packaging Midwest, Inc., an Ohio corporation

   9. Venture Packaging Southeast, Inc., a South Carolina corporation

   10. NIM Holdings Limited, a company organized under the laws of England and Wales

   11. Norwich Injection Moulders Limited, a company organized under the laws of England and Wales

   12. Knight Plastics, Inc., a Delaware corporation